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                                                                       Exhibit 8
                       [Letterhead of Hunton & Williams]


November 2, 2001
                                                           FILE NO: 56303.000004

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, VA  20171

Lehman Brothers Inc.
  As Representatives of the several Underwriters

In care of Lehman Brothers Inc.
101 Hudson Street
Jersey City, NJ  07302

            National Rural Utilities Cooperative Finance Corporation
                                      QUICS
                                   Tax Matters


Ladies and Gentlemen:

We have acted as tax counsel to National Rural Utilities Cooperative Finance Corporation, a District of Colombia cooperative association, in connection with the issuance by the Company of $175,000,000 of its Quarterly Income Capital Securities (the "Securities"). The Securities are being issued on November 2, 2001 (the "Issue Date") pursuant to the indenture between CFC and BNY Midwest Trust Company, as successor trustee, dated October 15, 1996 (the "Indenture"), and a prospectus dated February 22, 2000, as supplemented by a prospectus supplement dated October 26, 2001 (the "Prospectus Supplement").

Based upon our review of the foregoing, we are of the opinion that the discussion in the Prospectus Supplement under the heading "U.S. Income Taxation" accurately describes the United States federal income tax consequences material to initial purchasers of the Securities. In particular, without limiting the generality of the foregoing, we are of the opinion that the Securities will be treated as debt instruments for United States federal income tax purposes. Because there is no legal authority addressing the characterization as debt or equity of securities substantially similar to the Securities, our opinion on that matter is based upon a reasoned analysis of authorities we consider analogous. Our opinion is based on the law in effect when the Prospectus Supplement
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National Rural Utilities Cooperative Finance Corporation
Lehman Brothers Inc.
 As Representatives of the several Underwriters
November 2, 2001


was prepared, which law could change. Moreover, neither the Internal Revenue Service nor the courts are bound by our opinion.

Our opinion applies only to the Securities issued on the Issue Date and not to securities issued thereafter regardless of whether such securities are denominated as a part of the same series as the Securities.

We express no opinion concerning any law other than the income tax law of the United States.

This opinion may not be relied upon by any person other than the addressees hereof without our prior written consent.

We hereby consent to the incorporation of this opinion by reference in the registration statement for the Securities filed with the Securities and Exchange Commission ("SEC") and to the reference to us under "Legal Matters" in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton & Williams


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                                 SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                              NATIONAL RURAL UTILITIES COOPERATIVE
                               FINANCE CORPORATION

                              /s/ Steven L. Lilly
                              --------------------------------------
                              Steven L. Lilly
                              Senior Vice President and
                              Chief Financial Officer
                              (Principal Financial Officer)



Dated:   November 1, 2001